                                                                   EXHIBIT 10(p)

                           AMENDMENT AND RESTATEMENT

                                       OF

                                 VIRGINIA LEASE
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                               TABLE OF CONTENTS

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1.  PREMISES LEASED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.  LESSEE'S RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

3.  LESSOR'S RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         (a)  Minerals, Oil and Gas Rights    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         (b)  Water Rights    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (c)  Timber Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (d)  Railroad Rights-of-Way Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (e)  Coal Bed Methane Extraction Rights    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (f)  Other Lessees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

4.  TERM OF LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

5.  QUIET ENJOYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

6.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (a)  Year    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (b)  Ton   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (c)  Workable and Merchantable Coal    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (d)  Auger Method of Mining    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (e)  Highwall Method of Mining   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

7.  ROYALTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (a)  Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (b)  Royalty Computation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (c)  Terms for Royalty Rates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         (d)  Coal Excepted from Royalty    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         (e)  Interest    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

8.  MINIMUM MONTHLY RENTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

9.  REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

10.  MINING OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (a)  Methods   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (b)  Coal Left Standing for Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (c)  Coal Left Standing Upon Abandonment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

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                           Table of Contents (cont'd)


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         (d)  Settlement of Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (e)  Maps of Existing Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (f)  Proposed Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (g)  Maintenance of Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

11.  DISPUTE SETTLEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

12.  INSPECTIONS AND TRESPASS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.  TERMINATION OF LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (a)  Date of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (b)  Condition of the Premises   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (c)  Valuation of Improvements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

14.  COKE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

15.  TRANSPORTATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (a)  Lessee's Rights Without Charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (b)  Lessor's Rights Without Charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (c)  Lessee's Rights Subject to Charge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (d)  Lessor's Rights Subject to Charge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (e)  Reports and Payments by Lessee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (f)  Reports and Payments by Lessor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

16.  TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

17.  BLACK LUNG BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

18.  ASSIGNMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

19.  FORFEITURE CLAUSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

20.  RIGHTS OF SUCCESSORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

21.  ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

22.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

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                           Table of Contents (cont'd)


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23.  COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

24.  FIRE DAMAGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

25.  DAMAGE TO OTHER COAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

26.  PRE-1924 AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                          AMENDMENT AND RESTATEMENT OF
                                 VIRGINIA LEASE


         THIS IS AN AMENDMENT AND RESTATEMENT OF VIRGINIA LEASE (the "Lease") dated May __, 1996, between PENN VIRGINIA COAL COMPANY, a Virginia corporation ("Lessor"), and WESTMORELAND COAL COMPANY, a Delaware corporation ("Lessee").

                                   BACKGROUND

         A. Lessee and Lessor (as successor-in-interest to Penn Virginia Resources Corporation, a Virginia corporation) are parties to a certain Amendment and Restatement of Lease, effective as of July 1, 1988, as amended (collectively, the "Original Lease"), pursuant to which Lessee leased, for coal mining purposes, certain parcels of land situated in Lee and Wise Counties, Virginia and Harlan and Letcher Counties, Kentucky, as more particularly described in the Original Lease.

         B. Lessee and Lessor now wish to amend and restate the Original Lease pursuant to the terms and conditions hereunder.

         For good and valuable consideration and intending to be legally bound, Lessor and Lessee hereby agree that the Original Lease is amended and restated in its entirety to read as follows:
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A2.  PREMISES LEASED.

         Lessor, in consideration of the rent to be paid and the other promises of Lessee, as set forth below, agrees to lease to Lessee, commencing January 1, 1924, the tracts or parcels of land situated in Lee County and Wise County, Virginia and in Harlan County and Letcher County, Kentucky as cross-hatched in red on seven (7) maps set forth as Exhibit F 1 through and including F 7 attached hereto and shaded in magenta on Exhibit F-7, all bearing the legend "Agreement Among Penn Virginia Coal Company, Penn Virginia Equities Corporation and Westmoreland Coal Company, dated May ___, 1996" (collectively, the "Lease Map"), which tracts or parcels of land are identified on the Lease Map as "Area Leased by Westmoreland Coal Company pursuant to the 1996 Amended Restated Lease" (sometimes hereinafter referred to as "premises" or "leased premises").

         Lessor also leases to Lessee all structures on the leased premises, not specifically excepted in this Lease, including coke ovens, tipples, buildings and other improvements. Should Lessor subsequently acquire any other interest in the premises, those interests will also come under this Lease and be transferred to Lessee.

A1.  LESSEE'S RIGHTS.

         This Lease is for coal mining purposes. Lessee shall have the exclusive right to mine, prepare and take away the coal from the seams identified within the leased premises shown on the Lease Map, by any deep method of mining, surface method of mining, auger method of mining, highwall method of mining or any other method of mining. Lessee agrees that it will always exhibit due regard for the value of the remaining and adjacent areas as mineral bearing properties.

         The Lessee is granted the right to use the surface of the leased premises necessary for mining or processing including the right to deposit refuse, mud, slack, dirt, coke, sawdust and other such materials in such locations as Lessee and Lessor may agree upon; together with the necessary or convenient ingress and egress to the leased premises and to other property and reserves owned or controlled by Lessee as of the date hereof over and through Lessor's property including underground reserves at locations mutually acceptable to both Lessor and Lessee.

         The Lessee is granted the right to cut, clear and dispose of all timber, brush, vegetation, etc. on the leased premises necessary or convenient for Lessee's coal mining purposes hereunder (and not for commercial timbering purposes) but only after having given Lessor reasonable notice of the areas to be cut or cleared;

         The Lessee is granted the right to use stone, sand and loam from the leased premises and the right to use any water for mining or processing purposes originating on or flowing over, through or under the leased premises, except as reserved to Lessor hereinafter so long as Lessee's use does not unreasonably interfere with the Lessor's operations. Lessee and Lessor shall conduct their operations and use of the surface to the mutual benefit of both Lessee and Lessor, and shall endeavor to cooperate in a manner so as to minimize, to the extent possible, the effects of mining and surface use upon the operations above, below and adjacent to the leased premises.

         Lessee and Lessor recognize there will be multiple coal lessees operating on Lessor's property, as well as timber, oil and gas operations. Recognizing there will be increased demand for surface areas and roads on the Lessor's property, Lessee and Lessor agree to cooperate with each other and their permitted assigns to coordinate and plan the development and use of the coal, surface and roads, and oil and gas pipelines so the interference to the operations of each is minimized. Nothing in this Lease shall be deemed or interpreted to abrogate or diminish Lessee's rights under State or Federal law with respect to oil and gas regulations, to consent to or approval of any use of the premises.

         Lessee shall have the right to use the surface of certain property of Lessor identified below (which property has not heretofore been identified as the "leased premises" in this Lease), and the right of ingress and egress in connection with such property for the purposes described below:

                 1. for the purposes of reclamation and maintenance in connection with work required to be performed by Lessee under the permits listed on Exhibit A attached hereto, the property subject to such permits for the respective time periods set forth thereon;

                 2. for the purpose of transportation of coal in connection with Lessee's operations on the leased premises, each existing rail line of Lessee on Lessor's properties adjacent to the leased premises until such time as Lessee no longer reasonably requires such rail lines for its operations on the leased premises;

                 3. for the purpose of obtaining power in connection with Lessee's operations on the leased premises and in connection with Lessee's obligations to maintain certain power lines, such power lines of Lessee as presently exist on Lessor's properties adjacent to the leased premises until termination of the Lease; and

                 4. for the purpose of continuing Lessee's use of certain facilities in connection with Lessee's operations on the leased premises, such buildings and improvements as set forth on Exhibit B attached hereto for the respective time periods set forth thereon.

                 All of the above-described surface areas shall be deemed to be part of the "premises" or "leased premises" for purposes of Articles 3, 5, 10(g), 11, 12, 13, 16, 17, 18, 19, 20, 21, 22, 23 and 24 of this Lease.

                 Subject to the provisions of Article 18 hereunder, including without limitation the provisions requiring Lessor's reasonable consent, Lessee may assign its rights under this Lease independently from its other rights under this Lease, insofar as this Lease relates to the following two portions of the leased premises: (1) that portion shaded in magenta on Exhibit F-7 attached hereto and identified thereon as "Addition to 1996 Amended Restated Lease"; and (2) that portion cross-hatched in red on Exhibit F-7 attached hereto and identified thereon as "Upper Parsons Seam - 16.0 Acres."

A1.  LESSOR'S RIGHTS.

         (a) MINERALS, OIL AND GAS RIGHTS. Lessor reserves the exclusive right to all minerals (except the coal leased hereunder), oil and gas in, under or upon the leased premises. This includes the full right of ingress and egress and all other rights necessary for the efficient discovery, production, removal, processing, preparation and transportation of such minerals, oil and gas. Lessor may use as much of the surface of the premises as is necessary to carry out its operations involving such minerals, oil and gas. Lessor may assign all or any part of these mineral, oil and gas rights, or any interest therein, to any other person or entity. Lessor reserves, for itself or for anyone to whom it assigns its rights, the right-of-way for power lines and telephone lines and the right to set up or install buildings or machinery on the premises for its mineral, oil and gas operations. Lessor agrees to consult with Lessee before placing or locating any such right-of-way and/or buildings or machinery on the premises.

         (b) WATER RIGHTS. Lessor reserves the right to use as much of the water originating on or flowing through or under the leased premises as may be required for Lessor's timber, mineral, oil or gas operations on the premises. However, Lessee shall have the exclusive right to use water from any wells that it drills on the premises.

         (c) TIMBER RIGHTS. Lessor reserves the right to go onto the premises and to use as much thereof as is necessary for the cutting, processing and transportation of the timber on the leased premises. This shall include the right to erect sawmills and other buildings and to store timber and logs on the premises for the purpose of exercising such rights. Lessor also reserves the right to construct and operate roads and railways of any kind on the premises for the purpose of exercising such rights. Lessor may assign to any person or entity these rights relating to the surface of the premises. Lessor agrees to give Lessee reasonable notice of its or any assignee's intentions to exercise any right reserved under this Article and agrees to cooperate in good faith with Lessee in the exercise of any such rights to the mutual benefit of both Lessor and Lessee.

         (d) RAILROAD RIGHTS-OF-WAY RIGHTS. Lessor reserves the right to grant to any railroad rights-of-way to as much of the surface of the premises as may be required for the railroad to reach points on or beyond the premises. Lessor may also grant rights-of-way to such railroad for yards, stations, sidings and similar purposes. These rights, however, may only be exercised after consultation with Lessee.

         (e) COAL BED METHANE EXTRACTION RIGHTS. Lessor reserves the right to extract methane for commercial purposes from the leased premises; however, such right shall not in any manner limit or restrict Lessee from venting and releasing methane as a part of its mining operations and activities.

         (f) OTHER LESSEES. Lessee and Lessor have acknowledged the probability that multiple lessees will have leasehold rights on Lessor's property above, below and adjacent to the leased premises. Lessor agrees that in connection with such other current or future leasehold estates, Lessor shall not grant to any other lessee a dominant estate in connection with such other lessee's leasehold interest. Lessee acknowledges and agrees that its leasehold interest and estate created hereby is neither dominant nor subservient to the interest or estate of any such other current or future lessee of Lessor's property above, below and adjacent to the leased premises and shall be subject to and benefit from the cooperation provisions of Article 2 above.

A2.  TERM OF LEASE.

         Lessee's rights to the leased premises, as set forth in this Lease, shall continue until all the workable and merchantable coal (as defined in Article 6) on or under the premises has been exhausted, unless either party's failure to comply with any of the terms and conditions of this Lease leads to an earlier termination.

A3.  QUIET ENJOYMENT.

         Lessor promises that as long as the rental is paid and the other terms of this Lease are fulfilled, Lessee, or anyone who lawfully succeeds to Lessee's interest, shall be able peacefully to enjoy, possess and use the premises without interruption or disturbance from any other persons.

A4.  DEFINITIONS.

         (a) YEAR. A year, as used in this Lease, will begin on the 1st day of January and end on the 31st day of December, unless the context indicates otherwise.

         (b) TON. A ton of coal or coke, as referred to in this Lease, contains two thousand pounds, avoirdupois weight.

         (c) WORKABLE AND MERCHANTABLE COAL. Workable and merchantable coal means coal which, when reached in the prosecution of Lessee's operations hereunder, can be ordinarily mined and sold at a profit by the use of such then current modern mining methods and cleaning machinery and equipment as are reasonably adapted to practical, efficient and economical mining under the conditions found and in conformity with prudent mining practices and diligent and skillful management.

         (d) AUGER METHOD OF MINING. A method of mining used in conjunction with strip mining which utilizes a machine on the surface which mechanically powers a fixed cutter head which bores into the exposed coal seam and conveys the coal to the surface by means of spiraled steel (auger). A Salem auger with single, double or triple heads is an example (as of July 1, 1988) of a machine utilized in the auger method of mining.

         (e) HIGHWALL METHOD OF MINING. A method of mining which utilizes a machine placed on and operated from the surface with an independent cutting device (generally similar to a continuous miner head) which is electrically or hydraulically powered from the surface. The machine is used to excavate into a coal seam which has been exposed (usually by strip mining) and to recover coal without further removal of overburden. The Thin Seam Miner, Video Miner, Vacuum Miner and Satellite Miner are examples (as of July 1, 1988) of machines utilized in the highwall method of mining.

A5.  ROYALTIES.

         (a) SCHEDULES. On or before the 25th day of each calendar month, Lessee shall pay to Lessor at its office in Duffield, Virginia (or any other place that Lessor may designate in writing), a royalty on the coal mined from the leased premises that was either shipped from the premises or sold for consumption on the premises during the preceding calendar month. The royalty shall be determined by multiplying the gross sales proceeds, as adjusted under Section (b) of this Article, by the applicable percentage from the following schedules:

                 SCHEDULE 1.      On coal mined by strip and auger methods:
                                  July 1, 1988 through              9.0%
                                     June 30, 1998

                 SCHEDULE 2. On coal mined by the deep method, except from the seams described in
                                  Schedule 3 below:
                                  July 1, 1988 through              7.0%
                                     June 30, 1998

                 SCHEDULE 3. On coal mined by the deep method from the Marker Seam (which involves high mining costs):
                                  July 1, 1988 through              6.0%
                                     June 30, 1993

                 SCHEDULE 4.      On coal mined by the highwall method:
                                  July 1, 1988 through              8.0%
                                     June 30, 1998


         Notwithstanding the foregoing percentages or the royalty computation calculated pursuant to Article 7, Section (b), the minimum royalty to be paid to Lessor shall be $1.50 per ton.

However, this per ton minimum shall not apply to the royalty computation on coal mined by the deep method from the Marker Seam from July 1, 1988 through June 30, 1993.

         With respect to that portion of the leased premises shown in red on Exhibit E attached hereto and identified as Drawing Number BULSE-AB.Dwg, dated August, 1994, in lieu of the royalties set forth in this Article 7(a), Lessee shall pay to Lessor a flat royalty rate of $1.75 per clean ton of coal sold for all coal mined from such portion of the leased premises and either shipped from the premises or sold for consumption on the premises during the preceding calendar month, and such payments shall otherwise be made in the manner set forth in this Lease.

         (a) ROYALTY COMPUTATION. The royalty payment shall be calculated monthly on a mine-by-mine basis by applying the applicable percentage royalty rate for the seam and method of mining to the remainder of the gross sales proceeds (i.e., amount billed to the purchaser) for the month after deduction of the following items:

         1. The total cost of railroad transportation for the month from the mines to Lessee's Appalachia Transloader facility. This deduction applies only to coal shipped from the Transloader and applies whether or not the selling price of such coal expressly includes such cost. If the selling price of any other coal from the premises includes any freight or transportation charges, those charges shall be deducted from the price of that coal.

         2. The total fee charged for use of Lessee's Appalachia Transloader facility. This deduction applies only to coal shipped from the Transloader and applies whether or not the selling price of such coal expressly excludes such cost.

         3. The total amount of those federal, state and local taxes paid by Lessee with respect to the coal, which are either measured directly by such coal or by the gross proceeds of such coal (such as severance taxes, reclamation taxes and fees, and black lung assessments) or which are substantially unique to the energy industry. These deductions shall not include general, real or personal property taxes; general taxes on income, earnings or net proceeds; general business or license taxes (except those license taxes which are in lieu of severance taxes); general sales taxes; or social security, employment or similar taxes. Deductions for taxes shall be made under this subsection whether or not the selling price of such coal expressly includes such taxes.

         4. A royalty deduction component calculated by multiplying the gross sales proceeds by the applicable royalty percentage rate for the seam and method of mining.

         If any at any time during the term in which these royalty rates are in effect, the structure of taxes applicable to Lessee becomes significantly different than it was on July 1, 1988, so that the ratio of taxes deductible from the selling price (Item 3 above) to the taxes not so deductible is significantly changed, the parties will attempt in good faith to renegotiate the provisions of that subsection. If they are unable to do so within thirty
(30) days after notice to one party by the other, either party may refer the matter to arbitration as provided in Article 21. The arbitrators may be asked to determine whether or not a renegotiation is justified or what the change in the deduction should be or both.

         (b) TERMS FOR ROYALTY RATES. The royalty rate schedules and the per ton minimum in Section (a) above will be effective for ten (10) years (that is, until June 30, 1998), with the exception of the rate in Schedule 3 above ("high cost" coal) which will remain effective until

June 30, 1993. Lessee may request Lessor to extend the term of any of the schedules in Section (a) above as to a specific tonnage of coal where such extension is reasonably necessary to effectuate a mutually beneficial, advantageous long-term sales agreement with a third party for such coal.
Lessee may make such request to Lessor's President in Duffield, Virginia (or such other representative as Lessor may hereafter designate), and accompany it with sufficient detail so that it can be properly analyzed. Lessor's President (or other representative as the case may be) shall approve, disapprove or modify the request within ten (10) working days. If he disapproves it, or modifies it in a way that is unacceptable to Lessee, Lessee may refer the request to the chief executive officers of Lessee and Penn Virginia Corporation, the parent company of Lessor, who shall consider the request in good faith for an additional five (5) working days. If they cannot agree, the request shall be deemed disapproved.

         At any time within one (1) year prior to the final dates in the royalty rate schedules (that is, after June 30, 1997 for all but the high cost coal and after June 30, 1992 for the high cost coal) either party to this Lease may call for negotiation to set new rate schedules to take effect at the conclusion of the present rate schedules.

         If the royalty rate schedules in this Lease terminate before the parties can reach agreement on subsequent rates, the rates in effect at that time shall continue in effect until the parties can agree on new royalty rates. If the parties are unable to agree on new royalty provisions within ninety (90) days after a call for negotiations, the dispute shall be submitted to arbitrators as provided in Article 21, who shall fix such royalty rates at what in their judgment would be fair and reasonable provisions in a lease then made of the leased premises, without reference to the royalty provisions previously in effect. New royalty rates agreed to by the parties or fixed by the arbitrators shall apply retroactively to all coal shipped since the termination date of the old rates, and suitable adjustments in the royalty payments shall be made.

         (c) COAL EXCEPTED FROM ROYALTY. Lessee may use a reasonable quantity of coal on the premises in order to carry out its operations without paying any royalty on that coal. Also, there shall be no royalty on any coal disposed of as a waste product of Lessee's operations unless and until it is later reclaimed and sold. Regular royalties shall be paid on any coal mined from the premises that is consumed or shipped by anyone other than Lessee.

         (d) INTEREST. Lessee shall pay interest to Lessor at the rate of six percent (6%) per year compounded quarterly on all amounts not paid when due.

A2.  MINIMUM MONTHLY RENTAL.

         (a) Lessee shall pay to Lessor at its office in Duffield, Virginia, or at any other place that Lessor may designate in writing, each calendar month the sum of FIFTEEN THOUSAND THREE HUNDRED FIFTY DOLLARS ($15,350.00) in cash as a minimum monthly fixed rent for the leased premises. This sum shall be due each month regardless of whether or not Lessee mines any coal from the premises during the month, subject to the suspension provisions in Sections (c) and (d) below. Payment for each calendar month shall be made on or before the 25th day of the succeeding month. Interest shall accrue at the rate of six percent (6%) per year compounded quarterly on any sum not paid when due.

         (b) Each month production royalties for that month shall be credited against this minimum rental so that no minimum rental payment shall be due in any month where production royalties equal or exceed the minimum rental. In any month where the production royalties fall short of the minimum rental, the difference between the minimum rental paid and the production royalties for that month shall be credited to Lessee's account for subsequent months. Lessee shall then have the right to produce and ship, without paying any royalty, such quantities of coal as would produce, at the royalty rates prevailing at that time, a royalty amount equal to that credit. This right must be exercised in the same calendar year as the credit accrues or within two (2) calendar years thereafter. However, this right shall be limited by the termination of this Lease, by expiration or otherwise.

         (c) If Lessee, at any time, claims that the merchantable and workable coal in the leased premises has been exhausted or that there remains an insufficient amount of such coal that can be mined, using the methods contemplated in this Lease, to produce at the prevailing royalty rate the minimum monthly rental, then, upon verification of that claim, the minimum monthly rental shall be reduced to an amount which can be produced by the diligent mining efforts of Lessee, or this Lease shall be terminated. If Lessor and Lessee cannot agree on these matters, the dispute will be settled by arbitrators as provided in Article 21, in which event the arbitrators shall decide what reduction, if any, should be made in the minimum monthly rental, or whether the Lease should be terminated.

         (d) If, because of force majeure, Lessee's coal operations on the leased premises are at any time, for a period exceeding ninety (90) consecutive days, suspended or reduced to a tonnage insufficient to pay the minimum rental, the minimum monthly rental provisions described above shall thereafter be suspended until the force majeure ends. If there is a dispute between Lessee and Lessor as to whether or not a force majeure has occurred or is continuing, or as to whether or not Lessee has used all reasonable possible means to avoid, end or mitigate the force majeure, the dispute shall be referred to arbitration as provided in Article 21 of this Lease. As used in this Section, "force majeure" means any act or occurrence, beyond Lessee's control, that reasonably prevents the mining, processing, transportation or delivery of coal, including, but not limited to, the following: acts of God, legislation or regulations of any governmental body, court orders or judgments, fire, flood, explosion or other casualty, strikes, labor disputes or shortages, sabotage, acts of the public enemy, riots, civil commotion, acts of any civil or military authority, wars, major mine, plant, facility or equipment damage or failure, including such failures caused by negligence of employees, materials shortages, embargoes or unavailability of transportation facilities, faults in coal seams or acts on the part of Lessor.

A3.  REPORTS.

         (a) Lessee shall accompany each payment of royalties or rentals under Articles 7 and 8 with a detailed report showing all sales of coal, calculation of selling prices, calculation of deductions to determine the royalty base, calculation of royalties and such other information as Lessor may reasonably request to verify the accuracy of the payments.

         (b) On or before the 25th day of each month, Lessee shall deliver to Lessor accurate reports showing the total tonnage and source of all coal shipped from or sold for consumption on the property of Lessee's Virginia Division during the preceding calendar month. Such reports shall also show the tonnage of highwall mined coal, the tonnage of surface-mined and auger-mined coal and the tonnage of deep-mined coal produced from each mine on the leased premises for which a tonnage royalty is payable to Lessor that has been so shipped or sold during the preceding calendar month. These reports shall be in a form satisfactory to the Lessor and shall be delivered to Lessor's office at Duffield, Virginia (or any other place that Lessor may designate in writing).

         (c) Upon Lessor's written request, Lessee shall furnish monthly railroad certificates which accurately show the quantity of coal and coke shipped from the leased premises during the preceding calendar month. These certificates will be signed by the weightmaster, or other appropriate officer of any railroad company transporting coal or coke from the leased premises, and will be delivered to Lessor's office on or before the 15th day of each month. Lessee agrees to conform to any other reasonable requirements of Lessor to assure the accurate ascertainment of the weight of any coal shipped from or sold for consumption on the premises.

         (d) Lessee's books and records pertaining to the mining and disposition of coal from the leased premises shall be available for inspection and copying by Lessor at all reasonable times, and shall be kept in a manner satisfactory to Lessor.

A4.  MINING OPERATIONS.

         (a) METHODS. Henceforth the parties will communicate and cooperate in all respects so that the viewpoints and interests of both are taken into account.

         Lessee shall continue to develop the leased premises in an orderly manner to remove and process the coal as completely and as efficiently as possible. Lessee will mine the workable and merchantable coal in the leased premises in the most diligent and workmanlike manner consistent with established mining practices and methods for conditions encountered, taking into account available capital; the advisability of utilization of the particular method, considering access to labor, necessary expertise, and sound management practices; operating risks and safety and environmental considerations; and the projected profitability of the particular method. Lessee will not neglect or abandon any workable and merchantable coal that could be removed in such a manner.

         Lessee shall mine through portions of the coal seams that are faulty or would yield unmerchantable coal, if the amount and quality of coal lying beyond the fault appear economically justifiable. Any disputes with regard to the placement of headings or airways shall be resolved in the manner described in Article 11. Lessee will leave adequate pillars and supports of coal to provide full security for all mine openings and workings, but it will not leave any more workable and merchantable coal in those pillars and supports than is necessary for such security.

         The suitable, approved methods of mining include the deep method of mining, surface method of mining, auger method of mining and highwall method of mining. Lessor expressly approves the use of these methods. If Lessee proposes to mine any area or areas by either the auger method of mining or the highwall method of mining, Lessee must first obtain Lessor's written consent; however, Lessor shall not unreasonably withhold such consent. Lessee shall be responsible for all costs, charges or assessments resulting from the use of these methods, including those imposed by any existing or future legislation requiring the restoration of the surface.
Lessee shall reimburse and otherwise protect Lessor from any such costs that might be assessed against Lessor.

         (a) COAL LEFT STANDING FOR SUPPORT. Lessee shall have the privilege of leaving unmined pillars of coal which are necessary to support existing or planned surface features such as roads, railroads, streams, pipelines, buildings or other structures on the leased premises. There shall be no royalty payment on coal left for these support pillars.

         (b) COAL LEFT STANDING UPON ABANDONMENT. If Lessee, in abandoning any portion of a mine, leaves standing any coal which is workable and merchantable according to those criteria enumerated in Section (a) above which Lessor believes is not necessary for the security of the mine, Lessor may give Lessee a written notice requesting Lessee to remove that coal. If Lessee has not notified Lessor of its intent to remove or has not commenced such removal within thirty (30) days after having received notice, the question of the necessity of leaving the coal standing shall be resolved under the procedures described in Article 11. If it is determined that Lessee could safely remove any of the coal left standing, then within a period determined by the parties or the arbitrators, as the case may be, Lessee shall either mine that coal or pay Lessor the royalty that would have been due had the coal been mined and shipped.

         (c) SETTLEMENT OF DISPUTES. If Lessor at any time believes that any mine on the leased premises is not being worked in a proper manner, or is being worked in a manner that would be harmful to the future production from it or any other seam on the leased premises, or if there are any disputes as to what coal is workable and merchantable, all such questions shall be resolved in the manner provided for in Article 11 of this Lease.

         (d) MAPS OF EXISTING OPERATIONS. Lessee shall furnish to Lessor maps and/or drawings which accurately show the workings and extensions of Lessee's mining operations on the leased premises through June 30 and December 31 of each year. In addition, they shall include any other reasonable information requested by Lessor. The maps and/or drawings shall be on an acceptable scale and shall be certified by a registered engineer. The maps and/or drawings shall be delivered to Lessor at its office in Duffield, Virginia (or such place as it may designate in writing) at the time such material is submitted to the Mine Safety and Health Administration of the U.S. Department of Labor but in no event later than March 15 and September 15 of each year. Lessor shall also have the right to examine at reasonable times all other maps of Lessee pertaining to the leased premises and to make copies of them.

         (e) PROPOSED PLANS. Upon request by Lessor at any time, Lessee shall prepare and make available for inspection and copying by Lessor, at the appropriate office of Lessee, plans it may have for the projection of its mining and other operations including reclamation and conservation plans during the next six (6) months, and such other long-range plans that shall have been completed, and all similar plans of its contractors and sublessees. These plans shall show, in the case of mining operations, the proposed methods of haulage, ventilation, drainage and roof support in the areas proposed to be mined, including entries, haulways, airways and rooms, with specifications and dimensions. Such plans shall also include any other reasonable information or explanation requested by Lessor, and they shall be certified by a registered engineer.

         Lessee shall promptly notify Lessor of any proposed material changes in its mining, reclamation or conservation plans or practices, or those of its contractors and sublessees, and Lessee shall consult with Lessor before any plan or change is adopted.

         Lessor may at any time request that any plans or changes proposed by Lessee or any of its contractors or sublessees be modified in order to conform to any law, regulation or sound principle of mining, to increase coal production and recovery or otherwise to conform to any provision of this Lease. Lessee shall consider any such request and shall promptly communicate its response to Lessor. If the parties are unable to agree on such modifications, the dispute shall be settled in accordance with the procedures set forth in
Article 11.

         Lessee agrees to give Lessor reasonable notice of its or any contractor or sublessee's intentions to permit (under applicable state law) any area on or in the leased premises and agrees to cooperate in good faith with Lessor in this regard to the mutual benefit of both Lessor and Lessee.

         (a) MAINTENANCE OF PROPERTY. Lessee will maintain the leased premises in an orderly and safe condition and will maintain all improvements on the premises in good working order and condition at all times. Lessee will make all repairs, renovations, additions and improvements necessary or desirable to maintain the proper condition of the premises and to assure that Lessee's coal operations will always be carried out in an efficient, safe and businesslike manner and in substantial compliance with all applicable laws. Lessee will either remove all unused structures or maintain them (or any area from which they are removed) in a safe, orderly condition.

A2.  DISPUTE SETTLEMENT.

         Any dispute which is to be settled under this Article shall in the first instance be reviewed by the respective chief mining engineers of the parties. If the chief mining engineers cannot resolve the dispute within thirty (30) days after one party notifies the other party of the dispute, the matter will be referred to Lessee's Senior Vice President- Coal Mining and Lessor's President (or to the persons succeeding to the responsibilities of such persons). If those officers cannot agree within a further period of thirty (30) days, the matter will be referred to a committee consisting of representatives from the Boards of Directors of Lessee and Lessor for resolution. If the dispute remains unresolved for sixty (60) days after referral to that committee, it shall be settled by arbitration as provided in
Article 21 of this Lease.

A3.  INSPECTIONS AND TRESPASS.

         (a) Lessor, or any persons acting on its behalf, shall have the right to enter at all reasonable times the leased premises, including the mines and buildings of Lessee and all areas on or below the surface, for the purpose of inspecting, surveying or examining any aspect of Lessee's operations on the premises. Lessee will furnish Lessor with all convenient means of access to inspect the premises, without cost to Lessor.

         (b) Lessor, or any person acting on its behalf, shall also have the right to enter the premises at all reasonable times to inspect for or prevent any trespass. Lessee will use its best efforts to keep trespassers off the premises, and will take, when appropriate, legal action to prosecute any trespassers.

A4.  TERMINATION OF LEASE.

         (a) DATE OF TERMINATION. Unless terminated at an earlier date because of forfeiture, breach or other reason, this Lease shall terminate when all the workable and merchantable coal has been mined from the leased premises. This fact may be determined either by agreement between Lessor and Lessee, or if they cannot agree, by arbitration as provided in Article 21 of this Lease.

         (b) CONDITION OF THE PREMISES. At the termination of this Lease for any reason other than the exhaustion of coal, Lessee shall leave the drifts, shafts, slopes and all other openings, headings and chambers in a secure and proper state, consistent with good mining practice. However, Lessee shall have the right, in the course of its mining operations, to rob pillars in accordance with the methods of mining contemplated by this Lease. Any disputes as to whether the mines have been left in the proper condition shall be settled by arbitration as provided by Article 21.

         (c) VALUATION OF IMPROVEMENTS. Within thirty (30) days after the termination of this Lease (except in the case of termination by forfeiture, when these provisions shall not apply), Lessor may give Lessee written notice of its desire to have all the improvements on the premises appraised. Lessee shall not remove any improvements from the premises until Lessor has had the opportunity to exercise its rights of appraisal and retention, as provided in this Section.

         When Lessor gives notice of its desire for appraisal, three competent appraisers shall be appointed in the manner provided for appointing arbitrators in Article 21 of this Lease. These appraisers shall, as soon as possible, furnish Lessor and Lessee with a detailed report showing the appraised value of each article appraised and the total appraised value of all such articles. Except as provided in the following paragraph, the valuation by the appraisers, or by a majority of them, shall be conclusive of the value of the property.

         Lessor shall have the right to retain the appraised property, or any article of it, if within thirty (30) days after the receipt of the appraisers report, Lessor gives written notice to Lessee of its intention to retain the items. Lessor shall pay to Lessee the appraised value of any items so retained, less any rents, royalties or other sums due from Lessee at that time. However, if Lessee believes that Lessor's retention of certain improvements would reduce the value of any articles not retained, Lessee may object to Lessor's selection of improvements to be retained. If the parties cannot resolve the dispute, it shall be submitted to arbitration, as provided in
Article 21, to determine whether additional compensation is due to Lessee.

         Lessor shall also have the right, if it notifies Lessee in writing at least one (1) month before the expiration of this Lease, to use any or all of the property and improvements on the premises, for a period of up to four (4) months after the expiration of the Lease, provided Lessor compensates

Lessee for the fair value of such use as agreed upon by the parties or as fixed by the arbitrators as provided in Article 21.

         If Lessor declines to retain or use any of Lessee's property, Lessee may remove that property from the premises at any time within eight (8) months after the expiration of this Lease, provided that Lessee has paid all royalties, rents and other sums due Lessor. If Lessor has exercised its rights to use any of Lessee's property for up to four (4) months, as described above, Lessee may remove that property from the premises at any time within (8) months after Lessor has ceased using it, again provided that Lessee has paid all sums due Lessor under this Lease.

A1.  COKE.

         Nothing contained in this Lease shall prevent Lessee from engaging in coking operations on the leased premises, but before engaging in any coking operations, Lessee shall notify Lessor of its intention to do so. The parties shall then determine a reasonable royalty to be paid for the coal used in coke manufacturing on the leased premises. If the parties cannot agree on such a royalty within ninety (90) days after Lessee's notification to Lessor, the royalty shall be fixed at such fair and reasonable level as shall be determined by arbitration as provided in Article 21 of this Lease. Once set, either by agreement or arbitration, the royalty on coke shall remain in effect until the termination of the coal royalty rate schedules in Schedules 1, 2, 3 or 4 (depending on the source of the coal coked) of Section (a) of Article 7 are renegotiated, and it shall then be renegotiated under the same conditions that apply to the renegotiation of such coal royalties under Section (c) of that Article.

         Nothing in this Lease shall prevent Lessee from removing coal mined on the leased premises to be coked elsewhere. When coal mined on the leased premises is shipped elsewhere for coking, the coal royalties provided in
Article 7 shall apply to that coal and no coke royalty shall be payable.

         Lessee shall conform to the reasonable requirements of Lessor to assure the accurate ascertainment of the weight of coal used in coke manufacturing on the leased premises.

A1.  TRANSPORTATION RIGHTS.

         (a) LESSEE'S RIGHTS WITHOUT CHARGE. Lessor, to the extent it has the power to do so and subject to the cooperation provisions of Article 2 above, grants to Lessee (i) the right to transport coal and coke mined, removed or produced from any lands, wherever located, which are owned or controlled by either Lessor or Lessee (even if such lands may be leased to others) as of the date hereof, onto, across and/or through the leased premises and (ii) the right to transport coal and coke from the leased premises onto, across and/or through any lands, wherever located, owned or controlled by Lessor as of the date hereof. There shall be no charge for any such transportation of coal and coke.

         (b) LESSOR'S RIGHTS WITHOUT CHARGE. Lessee, to the extent it has the power to do so, grants to Lessor the right to transport coal and coke mined, removed or produced for any lands, wherever located, which are owned or controlled by either Lessor or Lessee (even if such lands may be leased to others) as of the date hereof, onto, across and/or through any lands owned or controlled by Lessee as of the date hereof. There shall be no charge for any such transportation of coal and coke.

         (c) LESSEE'S RIGHTS SUBJECT TO CHARGE. Lessor, to the extent it has the power to do so and subject to the cooperation provisions of Article 2 above, grants to Lessee the right to transport coal and coke mined, removed or produced from any lands, wherever located, which are not owned or controlled by either Lessor or Lessee onto, across and/or through the leased premises and/or any lands, wherever located, owned or controlled by Lessor as of the date hereof. Lessor also grants Lessee the right to prepare this coal and coke on the leased premises and/or such lands and to ship it from such premises and/or lands.

         There may be a charge for the transportation of coal and coke covered by this Section (c) effective as of January 1, 1990. This charge shall be one percent (1%) of the purchase price of such coal or coke or Twenty-Five Cents ($0.25) for each ton of such coal or coke, whichever is higher, unless the Lessor and Lessee otherwise agree. These provisions notwithstanding, no such charge shall be imposed on any coal mined or removed by Lessee from lands being sublet by Lessee from Blue Diamond Coal Company under an agreement dated March 28, 1969.

         (d) LESSOR'S RIGHTS SUBJECT TO CHARGE. Lessee, to the extent it has the power to do so, grants to Lessor the right to transport coal and coke mined, removed or produced from any lands, wherever located, which are not owned or controlled by either Lessor or Lessee onto, across and/or through any lands, wherever located, owned or controlled by Lessee as of the date hereof. Lessee also grants Lessor the right to prepare this coal and coke on such lands and to ship it from such lands.

         There may be a charge for the transportation of coal and coke covered by this Section (d) effective as of January 1, 1990. This charge shall be one percent (1%) of the purchase price of such coal or coke or Twenty-Five Cents ($0.25) for each ton of such coal or coke, whichever is higher, unless the Lessor and Lessee otherwise agree.

         (e) REPORTS AND PAYMENTS BY LESSEE. On or before the 25th day of each calendar month, Lessee shall deliver to Lessor at its office in Duffield, Virginia (or any other place that Lessor may designate in writing) a statement of the tonnage of all coal and coke transported onto, across and/or through either the leased premises or any of the applicable lands specified in Sections
(a) and (c) of this Article during the preceding calendar month, whether or not subject to charge, indicating the origin and the destination of such coal and coke. This statement shall be in a form that Lessor finds satisfactory, and Lessor shall have the right to examine Lessee's books for the purpose of verifying the statement. Lessee agrees to conform to any other reasonable requirements of Lessor for assuring the accurate ascertainment of the weight of this coal and coke.

         On or before the 25th day of each calendar month, Lessee shall pay to Lessor at its office in Duffield, Virginia (or any other place that Lessor may designate in writing) the appropriate charges, if any, on coal or coke transported onto, across and/or through either the leased premises or any of the applicable lands during the preceding calendar month under the provisions of Section (c) of this Article.

         (f) REPORTS AND PAYMENTS BY LESSOR. On or before the 25th day of each calendar month, Lessor shall deliver to Lessee at its appropriate office a statement of the tonnage of all coal and coke transported onto, across and/or through any of the applicable lands specified in Sections

(b) and (d) of this Article during the preceding calendar month, whether or not subject to charge, indicating the origin and the destination of such coal and coke. This statement shall be in a form that Lessee finds satisfactory, and Lessee shall have the right to examine Lessor's books for the purpose of verifying the statement. Lessor agrees to conform to any other reasonable requirements of Lessee for assuring the accurate ascertainment of the weight of this coal and coke.

         On or before the 25th day of each calendar month, Lessor shall pay to Lessee at its appropriate office the appropriate charges, if any, on coal or coke transported onto, across and/or through any of the applicable lands during the preceding calendar month under the provisions of Section (d) of this Article.

A2.  TAXES.

         While this Lease is in force, Lessee shall pay all severance and personal property taxes and assessments imposed by any governmental body with respect to improvements or personal property placed or erected on the leased premises or with respect to the coal mined therefrom. Lessee shall reimburse Lessor for real property taxes and assessments imposed on the premises, which taxes shall be payable in the first instance by Lessor. However, Lessor, not Lessee, shall pay all taxes or assessments on any timber, mineral, oil and gas rights reserved by Lessor.

         If Lessee is delinquent in paying any of the taxes or assessments for which it is responsible, Lessor may make the required payments. In that event Lessee shall promptly reimburse Lessor for such payments, including any fines or extra expenses incurred by Lessor with respect to the payments, together with interest at the rate of six percent (6%) per year compounded quarterly.

A1.  BLACK LUNG BENEFITS.

         Lessee agrees that it shall comply with all of the valid terms and provisions of the Black Lung Benefits Act; Title IV of the Federal Mine Safety and Health Act of 1977; the Internal Revenue Code, 26 U.S.C. 1 et seq.; Black Lung Benefits Reform Act of 1977; Black Lung Benefits Revenue Act of 1981; and Black Lung Benefits Amendments of 1981, as now or hereafter amended, and all valid rules and regulations adopted pursuant thereto.

         Upon Lessor's request, Lessee shall provide appropriate but reasonable certification that it has provided security in compliance with all applicable laws, rules and regulations for the payment of those benefits for which it is lawfully obligated to provide under such laws, rules and regulations.

         Lessee agrees that it will indemnify and hold Lessor harmless for liability or expenses, including reasonable attorneys fees and expenses, which Lessor may suffer as a result of or with respect to any claim for black lung benefits for which Lessee is liable under the applicable laws, rules and regulations.

A1.  ASSIGNMENTS.

         (a) Lessee shall not transfer, assign, mortgage or encumber with any type of lien its rights, or any portion of them, in the leased premises or any of the improvements on the premises, without the prior written consent of Lessor. Lessee shall not sublet the premises, or any portion of the premises (except dwelling houses, stores, farm buildings and farm lands), to anyone without the prior written consent of Lessor. Lessee shall, however, have the right to contract for the mining of coal from the leased premises without obtaining the prior approval of Lessor. No judgment, judicial sale, or other legal or equitable proceeding or operation of any law shall have the effect of transferring any interest Lessee has in the premises, or in any portion of it , or in any of the improvements on the premises, to another person or entity, for any period, without the prior written consent of Lessor. In any case where Lessor's prior written consent is required, such consent will not be unreasonably withheld.

         It is recognized that prior to the effective date of this Lease, Lessee had subleased or contracted certain portions of the premises with the oral consent of Lessor. These earlier actions are ratified by this Lease.

         (b) Should any of Lessee's rights or interests under this Lease be transferred, assigned or sublet in any way, without Lessor's prior written consent, Lessor shall have all remedies available to it for breach of this Lease by Lessee, and shall have the option to affirm the attempted transfer and to require the person or entity acquiring those interests or rights to be subject to all the terms and conditions of this Lease.

         (c) Any transferee from Lessee with Lessor's prior written consent shall take and hold its interest subject to all of the terms of this Lease.

A2.  FORFEITURE CLAUSE.

         (a) The commission of any of the following acts by Lessee shall be considered an act of forfeiture under this Lease: executing any mortgage or making any assignments for the benefit of creditors involving or affecting this Lease, entering a composition with creditors involving or affecting this Lease, or any other act of bankruptcy without the written consent of Lessor. If any of these acts of forfeiture takes place, Lessor may give notice to Lessee, by registered letter addressed to Lessee's office in Big Stone Gap, Virginia (or to such other address as Lessee may designate in writing), that it forthwith cancels this Lease.

         (b)     If Lessee fails to make any rent or royalty payment for sixty
(60) days after it comes due, or if Lessee violates any other term or condition of this Lease, Lessor may notify Lessee, by registered mail as specified in Section (a) of this Article that Lessee has breached this Lease (specifying the breach) and that if the breach is not rectified within thirty (30) days, the Lease will be cancelled and terminated. If it is determined that more than thirty (30) days is reasonably necessary to rectify the breach, a reasonable period for rectifying it shall be set, either by agreement between the parties or by arbitration. If at the end of thirty (30) days, or whatever longer period is set, after the mailing of the notice, the breach has not been remedied, this Lease shall immediately terminate without further notice.

         (c) In any case where Lessor terminates this Lease because of Lessee's forfeiture or breach, Lessor may enter the premises covered by this Lease and seize for its own use the premises and all improvements and other personal property on the premises, notwithstanding any provisions of this Lease to the contrary.

         (d) It is understood that termination of this Lease or recovery of possession of the premises will not deprive Lessor of its right to sue Lessee for any damages for breach of any of the provisions of this Lease or for any royalties, rent or other sums due Lessor. The remedies in this Article shall not be construed to be exclusive of any other remedies Lessor may have at law or equity. Any delay or omission by Lessor in exercising any of its rights under this Lease shall not be construed to be a waiver of those rights or any other rights in respect to existing or subsequent defaults by Lessee. However, in the case of any matter subject to arbitration under the provisions of this Lease, Lessor's right to give notice of termination of the Lease shall not take effect until ten (10) days after the time fixed by the Board of Arbitrators for the performance of its award.

A3.  RIGHTS OF SUCCESSORS.

         All the rights and obligations given or imposed by this Lease shall extend to and bind the successors and assigns of either Lessor or Lessee. However, in the case of any transfer by Lessee, Lessor must have given its written consent to the assignment pursuant to Article 18.

A4.  ARBITRATION.

         If at any time during the continuance of this Lease, a dispute shall arise between Lessor and Lessee over any matter which cannot be resolved by the parties, the dispute shall be referred to a Board of Arbitrators (subject to the provisions in Article 11 for procedures prior to arbitration in certain cases). This Board shall be composed of a representative of Lessor and a representative of Lessee, to be selected by them respectively, and a third person to be chosen by these first two arbitrators. If the two arbitrators are unable to agree upon a third arbitrator within ten (10) days, the American Arbitration Association shall designate a disinterested person to act as the third arbitrator. Should either of the parties fail to select its representative and to identify its selection in writing to the other party within ten (10) days after receipt of the first notice calling for arbitration (as described below), then the American Arbitration Association shall designate two disinterested persons, who will join the representative of the party which did select its representative to form the Board.

         Either party may at any time deliver to the other a notice setting forth the point or points on which arbitration is desired. The other party may then, within ten (10) days after receiving the notice, deliver a counter-notice specifying any additional point, eligible for arbitration, on which it desires a decision. Once formed, the Board shall give the parties ten (10) days' written notice of the time and place of its hearing.

         The Board shall consider the questions submitted to it for arbitration, and shall make its decision and award in writing. The decision of a majority of the arbitrators shall be final and binding on the parties and their successors and assigns, and there shall be no appeal. Lessor and Lessee hereby agree to abide by and promptly comply with each decision and award.

         If the arbitrators' award declares that there has been a violation or default under this Lease, it shall also state the time within which the defaulting party must perform the award and rectify the default.

         The costs of arbitration proceedings shall initially be paid by the party requesting the arbitration, but if that party substantially prevails in the proceeding, it shall be reimbursed by the other party. Any question of costs shall be determined by the arbitrators in the course of their decision and award. Notwithstanding these provisions, the cost of arbitration with regard to the setting of royalties, minimum rentals and valuation upon termination shall be shared equally by the parties.

A1.  INDEMNIFICATION.

         Lessee agrees to indemnify and protect Lessor against all claims arising from operation of the leased premises or otherwise related to the leased premises. This shall include, but not be limited to, indemnification against claims arising from any of the following: the working or management of the premises; any condition of the land or the improvements on it; any breach or default by Lessee under this Lease; any act of negligence by Lessee, Lessee's subtenant, contractor or other occupant, or any of their agents, contractors or the like; and any accident, injury or damages from any cause (except where caused by Lessor's negligence). This indemnification shall also cover all costs and other liabilities incurred in connection with any of these claims. Lessee agrees that upon request from Lessor it will defend any claim or action and will employ counsel which is reasonably satisfactory to Lessor.

         This indemnification shall apply only to claims asserted during the term of this Lease or within two (2) years after the termination of this Lease, except for claims arising from the condition of the premises or improvements on it. In the case of claims arising from the condition of the premises or improvements, the indemnification shall apply to claims asserted within five
(5) years after termination if such claims are asserted within two (2) years of the time Lessor became aware, or reasonably should have become aware, of such condition.

A1.  COMPLIANCE WITH LAWS.

         Lessee promises that throughout the term of this Lease it will substantially comply with all laws, regulations, ordinances, orders or other requirements (including those relating to mine safety and environmental quality) of all branches of federal, state and local governments which may be applicable to the leased premises or any of the operations carried out on the premises. This compliance will be solely at Lessee's expense. Lessee may contest by appropriate means, in its own name or in Lessor's name or both, the validity or application of any of these governmental requirements, but such contesting action shall be solely at Lessee's expense. If Lessee challenges a governmental requirement, and if compliance with the requirement may be legally postponed while the challenge is pending without incurring a lien or charge on the leased premises or any other injury or expense to Lessor, Lessee may postpone its compliance until the final determination of the disputed issues. Lessor agrees to furnish any papers which may be necessary or proper to permit Lessee to contest the government requirement. If Lessee fails to comply in a timely fashion with any law, regulation or other requirement, as required under this Article, Lessor shall have the option to perform such compliance itself and to collect from Lessee the cost of the compliance.

A2.  FIRE DAMAGE.

         If any of the buildings or structures on the leased premises is damaged by fire or other casualty, and if Lessor decides that it is necessary or desirable for continued operations that the damage should be repaired, it will be repaired by Lessee at its own expense. If a building repaired by Lessee was covered by fire insurance, Lessee shall receive the proceeds of the insurance to apply to the repairs. If Lessee disputes the necessity or desirability of rebuilding any damaged structure, and Lessor and Lessee cannot resolve the matter, it shall be settled by arbitration as provided by Article 21 of this Lease.

A3.  DAMAGE TO OTHER COAL.

         If Lessee mines any coal from directly underneath any workable and merchantable portion of the Imboden or Taggart Seams and, by doing so, damages or renders unworkable the coal in those overlying Seams, Lessee shall compensate Lessor for any such damage. Notwithstanding the previous sentence, Lessee shall not have to compensate Lessor and shall not be liable for damages to either of the following: (1) the portions of the Imboden or Taggart Seams above the areas in which Lessee mines coal if those portions of the Imboden or Taggart Seams are being or have already been mined or (2) that portion of the Taggart Seam above the Imboden Seam leased by Lessor to Blue Diamond Coal Company. If Lessee mines any coal from underneath any other overlying seam or seams and such other seam or seams are damaged or rendered unworkable by Lessee's mining operations, carried out in the usual and proper manner, Lessee shall not be required to pay any compensation to Lessor.

A4.  PRE-1924 AGREEMENTS.

         (a) This Lease supersedes the following agreements concerning the leasing by Lessor to Lessee of certain lands in Lee County and Wise County, Virginia, and Harlan County and Letcher County, Kentucky:

         1. Agreement dated June 10, 1910, leasing what are known as the Callahan Block, the Imboden Block and the Keokee Block;

         2. Agreement dated October 5, 1912, leasing various small parcels of land lying in Harlan County, Kentucky;

         3. Agreement dated June 1, 1917, leasing what is known as the Exeter Block;

         4. Agreement dated September 2, 1919, by which two tracts of land, known as Parcel A and Parcel B, were added to the Stonega Reservation, and leased to the Lessee;

         5. Agreement dated September 2, 1919, leasing what is known as the Dunbar Reservation;

         6. Agreement dated September 20, 1923, leasing what is known as the Two Hundred Eighteen (218) Acre Tract.

         Those agreements have been cancelled as of January 1, 1924. However, all obligations incurred by either party under any of those agreements have continued and shall continue in force and shall be discharged according to their terms.

         (b) This Lease does not affect any previous agreements between the parties by which Lessor sold to Lessee timber from lands in Wise County or Lee County, Virginia. It does not affect any contracts between the parties to this Lease or between the parties and any third party relating to railroad rights- of-way or railroad operations. It also does not affect any other contracts involving third parties.

         (c) This Lease does not affect a certain agreement between its parties, dated October 1, 1910, by which it was agreed, among other things, that Lessee in certain cases might sue trespassers in its own name, in Lessor's name or both. That agreement remains in full force and effect and its terms shall apply to the lands covered by this Lease, as well as the lands referred to in that agreement.

         (d) Except as described in the following sentence, this Lease does not affect an agreement between the parties dated January 2, 1923, by which Lessor, among other things, sold Lessee all the improvements connected with the mining, coking and manufacturing operations on the Stonega Reservation and all the personal property on the Stonega and Dunbar Reservations. Lessee's holding of the Stonega and Dunbar Reservations will no longer be governed by the terms and conditions set out in paragraph seventh of that January 2, 1923 agreement, but instead will be governed by the terms and conditions of this Lease.

         IN THE PRESENCE of the persons whose signatures appear below, this Amendment and Restatement of Lease has been properly executed by the respective parties on the date first above written.


                                        PENN VIRGINIA COAL COMPANY



                                        By:
                                           ----------------------------------
                                                 President




                                        WESTMORELAND COAL COMPANY



                                        By:
                                           ----------------------------------
                                                 President

                                                 Virginia Division